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                    February 25, 2021

       Michael W. Upchurch
       Executive Vice President and Chief Financial Officer
       Kansas City Southern
       427 West 12th Street
       Kansas City, Missouri 64105

                                                        Re: Kansas City
Southern
                                                            Form 10-K for the
Year Ended December 31, 2020
                                                            Filed January 29,
2021
                                                            File No. 001-04717

       Dear Mr. Upchurch:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation